Exhibit 99.1

FOR IMMEDIATE RELEASE
Feb. 14, 2007

Dana Russell Named CFO of Novell

Interim CFO takes permanent role

WALTHAM, Mass. – Feb. 14, 2007 – Novell today announced it has appointed Dana C. Russell as chief financial officer of Novell. Russell had been serving as interim CFO since June 2006. Russell's appointment was effective Feb. 12, 2007.

“Dana clearly has the strong financial background we need, and he has deep knowledge about Novell's business and products,” said Ron Hovsepian, president and CEO of Novell. “He understands the technology industry and the changes that open source software are having on business models. We're very pleased to promote him to the CFO role and make him a full member of the senior leadership team at Novell.”

Prior to assuming the interim CFO position, Russell, 44, served in a variety of financial roles at Novell. He was named vice president of finance and corporate controller in August 2003. He was also responsible for tax and treasury since September 2005. His earlier roles at Novell included operational vice president of finance, sales and marketing controller, product development controller and business unit controller. Prior to joining Novell in 1994, Dana held financial positions at WordPerfect, Iomega and Price Waterhouse. He received B.S. and M.S. degrees in accounting from Weber State University.

“Novell is well positioned in a very dynamic sector of the technology industry, playing in important growth markets around Linux* and open source and security and management services,” said Russell. “I look forward to contributing to Novell's ongoing efforts to expand its leadership in these markets.”

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers infrastructure software for the Open Enterprise. We are a leader in enterprise-wide operating systems based on Linux and open source and the security and systems management services required to operate mixed IT environments. We help our customers minimize cost, complexity and risk, allowing them to focus on innovation and growth. For more information, visit http://www.novell.com.

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Novell is a registered trademark of Novell, Inc. in the United States and other countries. *Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

Press Contacts:
Bruce Lowry
Novell
(415) 383-8408
blowry@novell.com